Moody National REIT II, Inc. 8-K

Exhibit 99.2

6363 Woodway Drive, Suite 110 Houston, Texas 77057 (713) 977-7500 www.moodynationalreit.com

December 22, 2017

 Dear Broker-Dealer/Representative:

I am writing to inform you of an important update regarding Moody National REIT II, Inc. (the “Company”). In order to respond to current market conditions, the board of directors of the Company (the “Board”) has authorized the Company to implement the following changes (the “Offering Changes”) to the Company’s public offering of its common stock (the “Offering”) and the compensation paid to Moody National Advisor II, LLC, the Company’s advisor (the “Advisor”):

•	Going forward, (i) the Company intends to reduce the selling commission on its Class A shares from 7% of the sales price to 6% of the sales price and (ii) the Advisor or its affiliates (other than the Company) intends to pay all selling commissions, dealer manager fees and stockholder servicing fees for the Class A, Class D, Class I and Class T shares of the Company’s common stock (collectively, the “Shares”) in the Offering.

•	The acquisition fee payable to the Advisor will be increased to allow the Advisor to recoup certain of the amounts expended in the payment of such selling commissions, dealer manager fees and stockholder servicing fees; provided, however, that payment of a certain amount of the increased portion of any acquisition fee will be delayed for approximately12 months after the implementation of the foregoing changes.

In connection with the Offering Changes, the Board has approved the suspension of (i) sales of Shares in the Offering, effective December 26, 2017; (ii) the Company’s distribution reinvestment plan (the “DRP”), effective January 1, 2018; and (iii) the Company’s share repurchase program (the “SRP”), effective January 1, 2018. This letter is being sent to notify you of the foregoing suspensions, which will go into effect as of the dates above. A similar letter is being sent today to all of the Company’s stockholders.

The Company anticipates resuming sales of Shares in the Offering, and reinstating the SRP and the DRP, in connection with the implementation of the Offering Changes, which we anticipate will be in January 2018. If your client is currently receiving distributions in the form of shares under the DRP, your client will receive a cash distribution for any month in which the DRP has not been reinstated. Upon reinstatement of the DRP, the distribution will return to the form previously selected.

Should you have any questions, please contact Logan Lee at (XXX) XXX-XXXX or Davison Nutt at (XXX) XXX-XXXX. Thank you for your continued support of the Company.

Sincerely,

/s/ Brett C. Moody

Brett C. Moody

Chief Executive Officer

Moody National REIT II, Inc.